UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 18, 2017

ZYNERBA PHARMACEUTICALS, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	001-37526	26-0389433
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 W. Lancaster Avenue, Suite 300
Devon, PA 19333

(Address of Principal Executive Offices)

(484) 581-7505

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐                 Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐                 Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 2.02                        Results of Operations and Financial Condition.

Zynerba Pharmaceuticals, Inc. (the “Company”) is currently in the process of finalizing its financial results for the fiscal year ended December 31, 2016.  Based on information currently available, the Company estimates that as of December 31, 2016 cash and cash equivalents were approximately $31.0 million.  The Company’s cash and cash equivalents includes approximately $4.7 million of net proceeds from the Company’s at the market offering (“ATM”) with Jefferies LLC for sales occurring from October 1, 2016 through November 16, 2016, the last sale under the ATM program.

These estimates are preliminary and actual results may differ from these estimates due to the completion of the Company’s closing procedures with respect to the fiscal year ended December 31, 2016, final adjustments and other developments that may arise between now and the time the financial results for the 2016 fiscal year are finalized.  As such, these estimates should not be viewed as a substitute for the full audited financial statements prepared in accordance with U.S. generally accepted accounting principles. These expected results could change materially and are not necessarily indicative of the results to be achieved for the 2016 fiscal year or any future period. As a result of the foregoing considerations and the other limitations described herein, investors are cautioned not to place undue reliance on this preliminary financial information. The Company does not undertake any obligation to publicly update or revise this estimate, except as required by law.

The information set forth under this Item shall be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2017

ZYNERBA PHARMACEUTICALS, INC.

By:	/s/ Suzanne Hanlon
Name: Suzanne Hanlon
Title: Secretary, General Counsel and Vice President, Human Resources

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